Exhibit 5.1

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

BANK OF AMERICA PLAZA

600 PEACHTREE STREET, N.E. - SUITE 5200

ATLANTA, GEORGIA 30308-2216

www.troutmansanders.com

TELEPHONE: 404-885-3000

February 27, 2008

The Southern Company

30 Ivan Allen Jr. Boulevard, N.W.

Atlanta, Georgia 30308

Ladies and Gentlemen:

We have acted as counsel to The Southern Company, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), of 30,000,000 shares of the Company’s common stock, par value $5 per share (the “Stock”), for issuance pursuant to The Southern Company Employee Savings Plan (the “Plan”). This opinion is being provided at your request for inclusion in the Registration Statement.

In rendering this opinion, we have examined the Registration Statement and copies of the Company’s Certificate of Incorporation, as amended, and Bylaws certified to us by an officer of the Company. We also have reviewed minutes of proceedings relating to the issuance and sale of the Stock and such other documents as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Based upon the foregoing examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or “Blue Sky” laws of any jurisdiction as may be applicable, when certificates for the Stock have been executed by the Company, countersigned and registered by the transfer agent and registrar and delivered in accordance with the Plan, the Stock will be duly and validly issued, fully paid and non-assessable shares of the Company.

The attorneys in this firm that are rendering this opinion letter are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

ATLANTA • HONG KONG • LONDON • NEW YORK • NEWARK • NORFOLK • RALEIGH
RICHMOND • SHANGHAI • TYSONS CORNER • VIRGINIA BEACH • WASHINGTON, D.C.

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

The Southern Company

February 27, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statement with respect to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion may not be relied upon by you for any other purpose, or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP